Exhibit 4.1

PUMA BIOTECHNOLOGY, INC.

AMENDMENT TO

WARRANT TO PURCHASE SHARES OF COMMON STOCK

THIS AMENDMENT TO WARRANT TO PURCHASE SHARES OF COMMON STOCK (this “Amendment”) is made as of April 1, 2021 (the “Effective Date”), by and between Puma Biotechnology, Inc. (the “Company”) and Alan H. Auerbach (the “Holder”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant (as defined below).

RECITALS

A.    The Company has issued to the Holder a Warrant to Purchase Shares of Common Stock, dated October 4, 2011 (the “Warrant”), pursuant to which the Holder may purchase up to 2,116,250 shares of the Company’s common stock with an exercise price of $16.00 per share.

B.    The Expiration Date of the Warrant is October 4, 2021.

C.    The parties hereto wish to extend the term of the Warrant by five years, subject to approval by the stockholders of the Company on or prior to October 4, 2021.

AMENDMENT

The parties hereto hereby amend the Warrant as follows:

1.	Section 1. The sixth paragraph of Section 1 of the Warrant (the definition of “Expiration Date”) is hereby deleted and replaced in its entirety with the following:

“Expiration Date” means October 4, 2026.

2.

This Amendment shall be and, as of the Effective Date, is hereby incorporated in and forms a part of the Warrant; provided that the Amendment shall be subject to approval by the stockholders of the Company on or prior to October 4, 2021.

3.	Except as expressly provided herein, all terms and conditions of the Warrant shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PUMA BIOTECHNOLOGY, INC.

By:	/s/ Maximo F. Nougues

Name:	Maximo F. Nougues
Title:	Chief Financial Officer

HOLDER

/s/ Alan H. Auerbach
Alan H. Auerbach